BUZZFEED, INC. COMPLETES MAJORITY STAKE INVESTMENT BY
BYRON ALLEN'S FAMILY OFFICE, POSITIONING COMPANY FOR NEXT ERA OF GROWTH
Byron Allen Assumes Role of Chairman and Chief Executive Officer;
Jonah Peretti Transitions to President of BuzzFeed AI
Company to Pursue Free Streaming, AI-Powered Media, and Direct-to-Consumer Expansion

NEW YORK – May 27, 2026 – BuzzFeed, Inc. (“BuzzFeed” or the “Company”) (Nasdaq: BZFD) today announced the closing of its previously announced transaction with Allen Family Digital, LLC, an affiliate of Byron Allen's Family Office, under which Allen Family Digital, LLC acquired approximately 51% of the Company's outstanding shares. Byron Allen has assumed the role of Chairman and Chief Executive Officer, and Jonah Peretti has transitioned to his newly created role as President of BuzzFeed AI.
Under the terms of the agreement, Allen Family Digital acquired 40 million shares of BuzzFeed, Inc. common stock at a price of $3.00 per share, representing a total transaction value of $120 million for a total purchase price of $120 million. The transaction was funded with $20 million in cash at closing and a $100 million promissory note due five years from closing, accruing interest at 5% annually. BuzzFeed has used $12.5 million of the cash proceeds from the transaction to pay down existing indebtedness, materially strengthening the Company’s balance sheet and enhancing financial flexibility to support future growth initiatives.

“Jonah is a great visionary and has done a phenomenal job. BuzzFeed and HuffPost have become two iconic global digital media brands with powerful audience reach and strong cultural importance,” said Byron Allen, Chairman and CEO of BuzzFeed. “Our vision is to build on the iconic foundation of BuzzFeed and HuffPost by expanding into free-streaming video, audio and user-generated content. As of this moment, with the power of AI, BuzzFeed is officially chasing YouTube to become another premier free-streaming video service.”
“Byron is a force of nature and an incredible media mogul, and his skills are very complementary to mine,” said Jonah Peretti, President of BuzzFeed AI. “His deep relationships with advertisers, partners, and sources of capital free me to focus on what I've always loved most: the intersection of tech and media. I'm thrilled to pass him the baton, and even more excited about what comes next. AI is going to create a new medium for content that wasn't possible before, and I'm convinced the opportunity is enormous.”
BuzzFeed is building on the iconic foundation of BuzzFeed and HuffPost by expanding into free-streaming video, audio, and user-generated content powered by AI. The transaction also unlocks the potential to leverage Allen's portfolio, including Local Now, a free streaming platform that curates, aggregates, and streams hyperlocal news, weather, traffic, sports, and entertainment geofenced to the user's zip code, alongside his network of 650 FAST channels, approximately 400 local broadcast affiliates, and 30,000 movies, TV shows, and documentaries, combined with BuzzFeed's tens of millions of direct monthly visitors, the Company sees a significant opportunity to bring a new kind of free-streaming experience directly to consumers. AI will accelerate content creation, distribution, and discovery across both organizations as BuzzFeed builds toward becoming a premier free-streaming video destination.

Jonah Peretti co-founded BuzzFeed in 2006 and has served as the Company's Chief Executive Officer since its founding. Under his leadership, BuzzFeed became one of the defining digital media brands of a generation, pioneering social distribution, viral content, and AI-assisted publishing. In his new role as President of BuzzFeed AI, Peretti will bring his strategic focus to applied AI research, product innovation, and the development of new technology-driven media formats.

Byron Allen is the Founder, Chairman and CEO of Allen Media Group which he founded in 1993 and is headquartered in Los Angeles. Allen owns 13 ABC-CBS-NBC network affiliate broadcast television stations in 11 U.S. markets and ten 24-hour HD television networks serving nearly 315 million subscribers: THE WEATHER CHANNEL, PETS.TV, COMEDY.TV, RECIPE.TV, CARS.TV, ES.TV, MYDESTINATION.TV, JUSTICECENTRAL.TV, THEGRIO TELEVISION NETWORK, and HBCU GO. Allen also owns the digital streaming platforms HBCU GO, SPORTS.TV, LOCAL NOW and THE WEATHER CHANNEL STREAMING APP. Allen owns a two-hour nightly comedy block on CBS Network, and also produces, distributes, and sells advertising for 74 television programs, making him one of the largest independent producers/distributors of first-run syndicated television programming for broadcast television stations, cable networks, and digital platforms.
About BuzzFeed, Inc.
BuzzFeed, Inc. is home to the best of the Internet. Across pop culture, entertainment, shopping, food, and news, our brands drive conversation and inspire what audiences watch, read, and buy now — and into the future. Born on the Internet in 2006, BuzzFeed is committed to making it better: providing trusted, quality, brand-safe news and entertainment to hundreds of millions of people; making content on the Internet more inclusive, empathetic, and creative; and inspiring our audience to live better lives.
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Contacts
Media Contact: Juliana Clifton pr@buzzfeed.com
Investor Relations Contact: Juliana Clifton investors@buzzfeed.com